Exhibit 99.1

          VaxGen Reviewing Accounting Treatment for Warrants Associated
             with 2001 Financing and May Restate Certain Financial
                 Statements; No Impact on Cash Position Expected

      BRISBANE, Calif. - October 23, 2003 - VaxGen, Inc. (Nasdaq: VXGN) announced today that it may revise the accounting treatment for common stock warrants issued in connection with its May 2001 Series A 6% Cumulative Convertible Preferred Stock financing. Such a revision of the accounting treatment could result in a restatement of the company's financial results for 2001 and 2002 but would not affect the company's cash position.

      Since the issuance of the warrants, their value has been consistently included in the stockholders' equity section of the company's balance sheet. A recent review of the warrants indicated that they may need to be reclassified as a mezzanine liability due to their cash redemption feature. If this is the case, the company would initially reclassify $3.5 million - the initial value assigned to the warrants at the time of their issuance - from stockholders' equity to a mezzanine liability as of June 30, 2001. VaxGen also would record in each subsequent quarter a non-cash expense or credit based on the fair market value of the warrants measured as of the end of each quarter.

      VaxGen and its accounting firm, KPMG LLP, are currently evaluating whether the revised accounting treatment is required and, if so, whether the change would be sufficiently material to require a restatement of prior periods. KPMG has been VaxGen's independent auditor since the company's inception.

      There are currently outstanding warrants to purchase 609,508 shares of VaxGen's common stock at $12.32 per share. The terms and conditions of the warrants, including the cash redemption feature, have been fully disclosed in VaxGen's public filings since May 2001. The current redemption price of the warrants is less than the exercise price of the warrants, and therefore the current cash value of the warrants, if redemption were triggered, is zero.

      All of the Series A 6% Cumulative Convertible Preferred Stock issued in the May 2001 financing have converted to common shares, with the majority of the conversions having taken place in 2002.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and HIV and is the largest stockholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's vaccine candidates, should they be licensed. For more information, please visit the company's web site at: www.vaxgen.com.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding the need to restate any of the Company's financial statements or the impact of any restatement on the Company's financial condition or results of operations for any prior or future periods. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 18, 2003, under the heading "Risk Factors", and the company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2003, under the heading "Business", for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:
Lance Ignon
Vice President, Corporate Communications
(650) 624-1016